EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER DANIELS MIDLAND COMPANY

June 30, 2001

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:
	Organized Under Laws of	Ownership
ADM Agri-Industries Ltd. (A)	Canada	100%
ADM Europe BV (B)	Netherlands	100
ADM Europoort BV (C)	Netherlands	100
ADM/Growmark River Systems, Inc. (D)	Delaware	100
ADM Beteiligungs GmbH (E)	Germany	100
ADM Do Brazil Ltda (F)	Brazil	100
ADM International Ltd. (G)	England	100
ADM Investments Ltd. (H)	Cayman Islands	100
ADM Investor Services, Inc. (I)	Delaware	100
ADM Milling Co. (J)	Minnesota	100
ADM Transportation Co.	Delaware	100
Agri Sales, Inc	Illinois	100
American River Transportation Co.	Delaware	100
Ardanco, Inc.	Guam	100
Collingwood Grain, Inc.	Kansas	100
Hickory Point Bank & Trust Co. (K)	Illinois	100
Jamaica Flour Mills Limited (L)	Jamaica	100
Midland Stars, Inc.	Delaware	100
Oelmuhle Hamburg AG (M)	Germany	95
Tabor Grain Co.	Nevada	100

(A) ADM Agri-Industries Ltd. has three subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV has fourteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM Europoort BV has eight subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(D) ADM/Growmark River Systems, Inc. has four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM Beteiligungs GmbH has six subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(F) ADM Do Brazil Ltda has five subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(G) ADM International Ltd. has twenty-nine subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(H) ADM Investments Ltd. has eight subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(I) ADM Investor Services, Inc. has one subsidiary company whose name has been omitted because, considered in the aggregate as a single subsidiary, it does not constitute a significant subsidiary.

(J) ADM Milling Co. has seven subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(K) Hickory Point Bank & Trust Co. has one subsidiary company whose name has been omitted because, considered in the aggregate as a single subsidiary, it does not constitute a significant subsidiary.

(L) Jamaica Flour Mills Limited has eight subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(M) Oelmuhle Hamburg AG has twelve subsidiaries whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of forty-one domestic subsidiaries and forty-five international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.